Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                                 Three Months Ended March 31
                                                     2001            2000
                                                 ------------    ------------

BASIC
Average shares outstanding                         59,981,237      61,099,962
Net income                                            $ 2,222         $16,040

     Per share amount                                   $0.04           $0.26
                                                        =====           =====

DILUTED
Average shares outstanding                         59,981,237      61,099,962

Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise price      141,569         137,181
                                                   ----------      ----------
                                                   60,122,806      61,237,143
Net income                                            $ 2,222         $16,040

     Per share amount                                   $0.04           $0.26
                                                        =====           =====